Exhibit 99.1
Cycurion: 1-for-8 Reverse Split Backed by Stronger Fundamentals
August 26, 2026
Margins reach 29.1%, $54.6M award signed, and multi-year revenue visibility improves
MCLEAN, Va., Aug. 26, 2026 (GLOBE NEWSWIRE) -- Cycurion, Inc. (NASDAQ: CYCU) (“Cycurion” or the “Company”), a leading AI-driven, tech-enabled cybersecurity solutions provider, today releases the following Letter to Shareholders from Kevin Kelly, Chairman and Chief Executive Officer.
Today we announced a 1-for-8 reverse stock split. That release is the formal announcement required under the rules. This letter is different. This is me writing to you directly about why I am genuinely excited about where Cycurion is headed.
Let me start with the part the mechanics can obscure: the underlying business is in the best shape it has been in since I took this role. Gross margin has expanded from 6.1% in the second quarter of 2025 to 29.1% in the second quarter of 2026. We have cut net debt by more than half since year-end 2024. We closed two acquisitions this year, Secuvant and Digital Ally/Kustom, that brought us real scale, more than 800 agency clients, and additional intellectual property we can build on. We signed a 10-year, $54.6 million award supporting HHS that starts contributing more than $5 million in annual recurring revenue this November. And we are sitting on $15 to $17 million of firmly committed revenue in each of 2026, 2027, and 2028, plus a $34 million open pipeline behind that.
We have also built a team of problem solvers who brought real discipline and innovation to the company. The turnaround has been immediate — meaningful progress delivered in just four months.
On the capital side, the Board has authorized a $500,000 share repurchase program. We are managing liquidity carefully and deliberately as we execute.
That is the operating record — and it is the reason I believe in this company more today than at any point since we started this turnaround.
I know reverse splits are rarely popular, and I understand why. But this one is different, because the company underneath it is different. We turned down a thinner ratio earlier this summer because it did not give us a real cushion; we moved forward only once we had shareholder authority, the required filings, and the right sizing. This is a deliberate step to clear a listing requirement — not a reset — so the market can finally see the stronger, higher-margin business we have built.
I also want to address the manipulation campaign against our stock directly. Following a false press release disseminated through ACCESS Newswire, our stock came under sustained, coordinated pressure. We are pursuing accountability through the courts, we have the trading records, and we are confident in the outcome. It has not slowed us down, and it will not.
Here is what I am actually excited about: we are building a company with expanding margins, a shrinking debt load, a growing base of government and commercial relationships, and multi-year contracted revenue that gives us real visibility. Our target is break-even, profitability, and a cash-positive operating position by the second quarter of 2027. That is the milestone I am personally accountable to you for, and it is the one I think about every day. The reverse split is a step on the way there — it is not the destination, and it is not the story.
We are excited about the future as the technology we are developing is built on a different premise than the rest of the market — that attacks can be anticipated rather than simply detected — and we believe it will change what it means for an organization to stay ahead of a threat.

Thank you for staying with us through a demanding stretch — genuinely. I'm asking you to judge us on what we have actually delivered operationally over the last year. I believe the next chapter of this company is going to look very different from the last one, and I'm glad you'll be part of it.
Onward,
L. Kevin Kelly
Chairman and Chief Executive Officer
About Cycurion, Inc.
Based in McLean, Virginia, Cycurion (NASDAQ: CYCU) is a forward-thinking provider of IT cybersecurity solutions and AI, committed to delivering secure, reliable, and innovative services to clients worldwide. Specializing in cybersecurity, program management, and business continuity, Cycurion harnesses its AI-enhanced ARx platform and expert team to empower clients and safeguard their operations. Along with its subsidiaries, Axxum Technologies LLC, Cloudburst Security LLC, and Cycurion Innovation, Inc., Cycurion serves government, healthcare, and corporate clients committed to securing the digital future. More info: www.cycurion.com.
Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the operations and prospective growth of Cycurion’s business.
Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Such statements include, but are not limited to, statements regarding the acceleration of the Company’s inorganic growth strategy through potential acquisitions and strategic transactions; the continued execution of the Company’s contracted backlog; the timing, amount and likelihood of realizing revenues associated with our contracted backlog; and other statements that are not historical facts, including statements which may be accompanied by words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Cycurion and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, risks related to customer performance and satisfaction, contract modifications, delays or terminations, and the Company’s ability to fulfill contractual obligations, the outcomes of the Company’s investigations, any potential legal proceedings, or the future performance of the Company’s stock. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed by Cycurion with the U.S. Securities and Exchange Commission. Cycurion anticipates that subsequent events and developments may cause its plans, intentions, and expectations to change. Cycurion assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Cycurion’s plans and expectations as of any subsequent date.
Cycurion Investor Relations:
(888) 341-6680
investors@cycurion.com

Cycurion Media Relations:
(888) 341-6680
media@cycurion.com

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